EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-149439 on Form S-3, and Registration Statements No. 333-145747, 333-135577, 333-68319, 333-80641, 333-28019, 333-28021, 333-41353, 333-50013, 333-55969, 333-30160, 333-42828, 333-75820, 333-103252, 333-10427, and 333-161638 on Form S-8 of our reports dated March 1, 2011, relating to the financial statements and financial statement schedule of Dean Foods Company and subsidiaries (the “Company”), (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of the provisions of new Accounting Standards relating to “Business Combinations” in 2009), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dean Foods Company for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 1, 2011